SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑

Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12
Gerber Scientific, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

August 13, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Gerber Scientific, Inc., which will be held at 2:30 p.m., local time, on Thursday, September 20, 2007, at our corporate headquarters in South Windsor, Connecticut. The Notice of Annual Meeting and Proxy Statement that accompany this letter describe the matters to be voted on at the meeting. In addition, our management will make a presentation on this year’s operating results and recent developments affecting your company. We hope you will be able to attend and participate in the meeting.

Mr. A. Robert Towbin is retiring as a Director effective on the date of the Annual Meeting as required by mandatory retirement guidelines established by the Board of Directors. We wish to acknowledge Mr. Towbin’s numerous contributions and dedication to the Company over his many years of service.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you may vote your shares by telephone, over the Internet or by proxy card.

On behalf of your Board of Directors, I would like to thank you for your continued support and interest in Gerber Scientific.

Sincerely,

Marc T. Giles
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
PROXY STATEMENT
SECURITY OWNERSHIP
AGENDA ITEM 1: ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT AND FINANCE COMMITTEE
AGENDA ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2008
OTHER MATTERS
APPENDIX A

GERBER SCIENTIFIC, INC.
83 GERBER ROAD WEST
SOUTH WINDSOR, CONNECTICUT 06074

Notice of Annual Meeting of Shareholders
to be held on September 20, 2007 at 2:30 p.m.

The Annual Meeting of Shareholders of Gerber Scientific, Inc. will be held on Thursday, September 20, 2007, at 2:30 p.m., local time, at the corporate headquarters of Gerber Scientific, 83 Gerber Road West, South Windsor, Connecticut. The Annual Meeting has been called for the following purposes:

1. to consider and vote upon a proposal to elect seven members of the Board of Directors;

2. to consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; and

3. to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on August 1, 2007 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote without attending the Annual Meeting, you should complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope that we have included for your convenience. Alternatively, you may vote through the Internet or by telephone as indicated on the enclosed proxy card. No postage is required if you mail your proxy in the United States. Even if you plan to attend the Annual Meeting, we would appreciate receiving your voting instructions before that date. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting if you should decide to attend.

All shareholders are invited to attend the Annual Meeting. No ticket is required for admittance. If you have any questions regarding this Notice of Annual Meeting or if you have special needs which require assistance, please call us at 1-800-811-4707, extension 8067, and we will be happy to assist you.

By Order of the Board of Directors,

William V. Grickis, Jr.
Secretary

South Windsor, Connecticut
August 13, 2007

GERBER SCIENTIFIC, INC.
83 GERBER ROAD WEST
SOUTH WINDSOR, CONNECTICUT 06074

Annual Meeting of Shareholders
to be held on September 20, 2007 at 2:30 p.m.

PROXY STATEMENT

GENERAL INFORMATION

Gerber Scientific, Inc. (“Gerber Scientific” or the “Company”) is furnishing this Proxy Statement in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Thursday, September 20, 2007, at 2:30 p.m., local time, at the Company’s corporate headquarters, 83 Gerber Road West, South Windsor, Connecticut. For your convenience, directions to the corporate headquarters are included in this Proxy Statement at Appendix A.

This Proxy Statement and the enclosed proxy card are first being mailed to the Company’s shareholders on or about August 13, 2007.

The Annual Meeting has been called for shareholders to consider and vote upon the election of Directors, to consider and vote upon a proposal to ratify the appointment of the Company’s independent registered public accounting firm for the 2008 fiscal year and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proxy Solicitation

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone, facsimile, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also expects to make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.

A list of shareholders entitled to notice of the Annual Meeting will be open to the examination of any shareholder during regular business hours beginning on August 6, 2007 at the Company’s corporate headquarters, 83 Gerber Road West, South Windsor, Connecticut, and at the time and place of the meeting during the whole time of the meeting.

Voting Procedures

Q:	What shares owned by me may be voted?

A:	You may only vote the shares of the Company’s common stock owned by you as of the close of business on August 1, 2007, which is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. These shares include the following:

• shares of common stock held directly in your name as the shareholder of record; and

• shares of common stock held for you, as the beneficial owner, through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of the Company’s shareholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy to the Company officers specified on the enclosed proxy card or to vote in person at the meeting. The Company has enclosed a proxy card for you to use. Alternatively, you may vote through the Internet or by telephone as indicated on the enclosed proxy card.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote. You are also invited to attend the meeting, but since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to the broker or nominee so that you receive a legal proxy to present at the meeting.

Q:	How may I vote my shares at the meeting?

A:	You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification with you to the meeting. You may vote shares that you beneficially own if you receive and present at the meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How may I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the shareholder of record or as the beneficial owner in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. If you are a shareholder of record, you may vote without attending the meeting as follows:

• By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Internet Voting” instructions on the proxy card.

• By Telephone — You may submit your proxy by following the “Telephone Voting” instructions on the proxy card.

• By Mail — You may vote by marking, dating and signing your proxy card and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if the proxy is mailed in the United States.

Shares of common stock that are represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted FOR approval of the proposals listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

If you are a beneficial owner of common stock, please refer to the voting instruction card included by your broker or nominee for applicable voting procedures.

Q:	How may I revoke a proxy or an Internet or telephone vote?

A:	A vote by Internet or telephone may be revoked by executing a later-dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the Annual Meeting and voting in person. A shareholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Corporate Secretary, by subsequently filing another proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke a shareholder’s prior Internet or telephone vote or the shareholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.

Q:	How does the Board recommend that I vote on the proposal to elect the nominees to the Board?

A:	The Board unanimously recommends that shareholders vote FOR this proposal at the Annual Meeting.

Q:	How does the Board recommend that I vote on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for fiscal 2008?

A:	The Board unanimously recommends that shareholders vote FOR this proposal at the Annual Meeting.

Q:	What is the quorum required for the Annual Meeting?

A:	Holders of record of the common stock on August 1, 2007 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting. As of the record date, 23,378,567 shares of common stock were outstanding. A majority of the votes of common stock entitled to be cast at the Annual Meeting and present in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the meeting.

Q:	How are votes counted?

A:	Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the meeting, including the election of Directors, for each share held by such shareholder as of the record date. Votes cast in person at the Annual Meeting or by proxy, Internet vote or telephone vote will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether a quorum is present.

Q:	What vote is required on the proposal to elect the nominees to the Board?

A:	Individual Director nominees are elected by a plurality of the votes cast at the meeting. Accordingly, the Directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of Directors, votes may be cast for or withheld with respect to any or all nominees. A “WITHHELD” vote for any nominee will be counted for purposes of determining the votes present at the meeting, but will have no other effect on the outcome of the vote for the election of Directors.

Q:	What vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm?

A:	The appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be ratified if the votes cast in favor of ratification exceed the votes cast in opposition to ratification at the Annual Meeting. Abstentions, if any, will have no effect on the outcome of this proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	This means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	The Company will announce preliminary voting results at the meeting and publish final results in its quarterly report on Form 10-Q for the second quarter of fiscal 2008.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned to the Company and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except: (1) as needed to permit the Company to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances, such as a proxy contest in opposition to the Director candidates nominated by the Board. In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Annual Report to Shareholders

A copy of the Company’s annual report to shareholders for the 2007 fiscal year accompanies this Proxy Statement. The Company has filed an annual report on Form 10-K for the 2007 fiscal year with the Securities and Exchange Commission (the “SEC”), which forms a part of the 2007 annual report to shareholders. Shareholders separately may obtain, free of charge, a copy of the 2007 Form 10-K, without exhibits, by writing to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary. The annual report on Form 10-K is also available through the Company’s website at www.gerberscientific.com. The annual report to shareholders and the 2007 Form 10-K are not proxy soliciting materials.

SECURITY OWNERSHIP

The following tables present information regarding beneficial ownership of the common stock as of June 30, 2007. This information has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is set forth following the applicable table.

There were 23,212,122 shares of common stock outstanding as of June 30, 2007.

Principal Shareholders

The following table presents, as of June 30, 2007, information based upon the Company’s records and filings with the SEC regarding each person, other than a Director, Director nominee or executive officer of the Company, known to the Company to be the beneficial owner of more than 5% of the common stock:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class (%)

Wells Fargo & Company	1,661,976	7.2
420 Montgomery Street San Francisco, CA 94104
Royce & Associates, LLC	1,559,500	6.7
1414 Avenue of the Americas New York, NY 10019
Bear Stearns Asset Management Inc.	1,444,599	6.2
383 Madison Avenue New York, NY 10179
Mario J. Gabelli and affiliates	1,419,650	6.1
One Corporate Center Rye, NY 10580
Dimensional Fund Advisors LP	1,271,867	5.5
1299 Ocean Avenue Santa Monica, CA 90401
Barclays Global Investors, NA.	1,228,364	5.3
45 Fremont Street San Francisco, CA 94105

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. Except as otherwise indicated below, the information available to the Company indicates that the beneficial owners shown in the table above have sole voting and investment power with respect to the shares shown.

The information concerning Wells Fargo & Company is based upon a Schedule 13G filed with the SEC on January 24, 2007 on its own behalf and on behalf of Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Peregrine Capital Management, Inc., and Wells Fargo Bank, National Association.

Wells Fargo & Company reports that it has sole voting power with respect to 1,584,076 of the reported shares and sole investment power with respect to 1,661,976 of the reported shares.

The information concerning Royce & Associates, LLC is based upon an amended statement on Schedule 13G/A filed with the SEC on January 22, 2007. Royce & Associates reports that it has sole voting and investment power with respect to all of the reported shares.

The information concerning Bear Stearns Asset Management Inc. is based upon an amended statement on 13G/A filed with the SEC on February 14, 2007. Bear Stearns Asset Management Inc. reports that it has sole voting power with respect to 527,310 of the reported shares, shared voting and investment power with respect to 763,400 of the reported shares, and sole investment power with respect to 559,693 of the reported shares.

The information concerning Mario J. Gabelli and affiliates is based upon an amended statement on Schedule 13D/A filed with the SEC on June 8, 2007. In addition to Mr. Gabelli, each of the following is a reporting person on such Schedule 13D/A: Gabelli Funds, LLC; GAMCO Asset Management, Inc.; Gabelli Advisers, Inc.; GGCP, Inc.; and GAMCO Investors, Inc. Mr. Gabelli reports that he directly or indirectly controls or acts as chief investment officer for each of these entities. Mr. Gabelli also reports that each reporting person identified in such Schedule 13D/A has the sole voting power and investment power with respect to the shares reported for it, except that (1) GAMCO Asset Management, Inc. does not have authority to vote 21,000 of the reported shares and (2) proxy voting committees may have voting power over the reported shares in certain circumstances.

The information concerning Dimensional Fund Advisors LP is based upon an amended statement on Schedule 13G/A filed with the SEC on February 2, 2007. Dimensional Fund Advisors LP reports that it is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP reports that, in its role as investment adviser or manager, it possesses investment and/or voting power over all of the shares shown, but that all of the shares shown are owned by the investment companies, trusts and separate accounts and that it disclaims beneficial ownership of such securities.

The information concerning Barclays Global Investors, NA is based upon a statement on Schedule 13G filed with the SEC on January 23, 2007. Shares reported are held in trust accounts for the economic benefit of the following beneficiaries: Barclays Global Fund Advisors; Barclays Global Investors, Ltd.; Barclays Global Investors Japan Trust and Banking Company Limited; and Barclays Global Investors Japan Limited. Barclay’s Global Investors, NA reports that each of the foregoing entities has the sole voting and investment power with respect to the shares reported for it, except that Barclay’s Global Investors, NA has sole voting power with respect to 1,191,882 of the reported shares.

Investment in Gerber Scientific by Directors and Executive Officers

The following table presents, as of June 30, 2007, information regarding the beneficial ownership of the Company’s common stock by the following persons:

•	each Director;

•	each nominee to the Board;

•	the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers named in the summary compensation table under “Executive Compensation”; and

•	all of the Company’s Directors and executive officers as a group.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class (%)

Donald P. Aiken	59,109		*
James S. Arthurs	86,168		*
Bernard J. Demko	94,630	(1)	*
Marc T. Giles	281,334		1.2
Edward G. Jepsen	57,533		*
Randall D. Ledford	14,164		*
John R. Lord	19,164		*
Stephen P. Lovass	13,500		*
Carole F. St. Mark	44,937		*
A. Robert Towbin	68,382		*
W. Jerry Vereen	48,678		*
Jay Zager	77,049	(2)	*
All Directors and executive officers as a group (19 persons)	1,069,598		4.5

*	Less than one percent.

(1)	The shares shown as beneficially owned by Mr. Demko include 54,167 shares that Mr. Demko acquired upon exercise of stock options in July 2007.

(2)	The shares shown as beneficially owned by Mr. Zager include 71,667 shares that Mr. Zager acquired upon exercise of stock options in July 2007.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the information available to the Company indicates that the beneficial owners shown in the table above have sole voting and investment power with respect to the shares shown.

The shares shown as beneficially owned by Mr. Aiken include 15,000 shares that Mr. Aiken has the right to purchase within 60 days of June 30, 2007 pursuant to the exercise of stock options and 40,109 shares deliverable to Mr. Aiken pursuant to the Gerber Scientific, Inc. Agreement for Deferment of Director Fees (the “Agreement for Deferment of Director Fees”), or deliverable to Mr. Aiken after he ceases to serve as a Director pursuant to the Gerber Scientific, Inc. Non-Employee Director’s Stock Grant Plan (the “Non-Employee Director’s Stock Grant Plan”).

The shares shown as beneficially owned by Mr. Arthurs include 5,000 shares that Mr. Arthurs has the right to purchase within 60 days of June 30, 2007 pursuant to the exercise of stock options.

The shares shown as beneficially owned by Mr. Demko include 84,167 shares that Mr. Demko has the right to purchase within 60 days of June 30, 2007 pursuant to the exercise of stock options.

The shares shown as beneficially owned by Mr. Giles include 33,333 shares that Mr. Giles has the right to purchase within 60 days of June 30, 2007 pursuant to the exercise of stock options.

The shares shown as beneficially owned by Mr. Jepsen include 16,933 shares deliverable to Mr. Jepsen after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.

The shares shown as beneficially owned by Dr. Ledford consist of shares deliverable to Dr. Ledford after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.

The shares shown as beneficially owned by Mr. Lord include 14,164 shares deliverable to Mr. Lord after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.

The shares shown as beneficially owned by Mr. Lovass include 1,666 shares that Mr. Lovass has the right to purchase within 60 days of June 30, 2007 pursuant to the exercise of stock options.

The shares shown as beneficially owned by Ms. St. Mark include 15,000 shares that Ms. St. Mark has the right to purchase within 60 days of June 30, 2007 pursuant to the exercise of stock options and 28,937 shares deliverable to Ms. St. Mark pursuant to the Agreement for Deferment of Director Fees or deliverable to her after she ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.

The shares shown as beneficially owned by Mr. Towbin include 15,000 shares that Mr. Towbin has the right to purchase within 60 days of June 30, 2007 pursuant to the exercise of stock options and 23,678 shares deliverable to Mr. Towbin after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.

The shares shown as beneficially owned by Mr. Vereen include 15,000 shares that Mr. Vereen has the right to purchase within 60 days of June 30, 2007 pursuant to the exercise of stock options, 1,000 shares held of record by a trust for which Mr. Vereen serves as trustee, and 23,678 shares deliverable to Mr. Vereen after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.

The shares shown as beneficially owned by Mr. Zager include 71,667 shares that Mr. Zager has the right to purchase within 60 days of June 30, 2007 pursuant to the exercise of stock options.

The shares shown as beneficially owned by all Directors and executive officers as a group include a total of 1,069,598 shares that all Directors and executive officers as a group have the right to purchase within 60 days after June 30, 2007 pursuant to the exercise of stock options and a total of 161,663 shares deliverable to Directors pursuant to the Agreement for Deferment of Director Fees or pursuant to the Non-Employee Director’s Stock Grant Plan.

AGENDA ITEM 1:

ELECTION OF DIRECTORS

Nominees for Election as Directors

The Company’s Amended and Restated Certificate of Incorporation provides that all Directors will stand for election for one-year terms ending at the Annual Meeting.

The Company’s Amended and Restated By-Laws provide that the Board will consist of not fewer than three or more than eleven Directors, with the actual number to be determined by Board resolution from time to time. The number of Directors currently constituting the entire Board is eight.

The Board has nominated Donald P. Aiken, Marc T. Giles, Edward G. Jepsen, Randall D. Ledford, John R. Lord, Carole F. St. Mark and W. Jerry Vereen as nominees for election as Directors of the Company for a one-year term, until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Each of the nominees is currently serving as a Director.

The nominees have indicated that they are willing and able to serve as Directors if elected. If any of such nominees should become unable or unwilling to serve, the proxies intend to vote for the replacement or replacements selected by the Nominating and Corporate Governance Committee of the Board.

A. Robert Towbin, whose term as a Director expires at this Annual Meeting, is retiring as a Director as required by mandatory retirement guidelines established by the Board.

Approval of Nominees

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. Accordingly, the Directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of Directors, votes may be cast for or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. You may not cumulate your votes in the election of Directors.

The Board unanimously recommends a vote FOR the election of each of the nominees to serve as Directors.

Information About the Nominees

Biographical information concerning each of the nominees is presented below.

Donald P. Aiken, age 63, has served as a Director since 1997 and has served as Chairman of the Board of the Company since February 1, 2004. From August 2003 through December 2005, Mr. Aiken served as a director of ABB Lummus Global, a subsidiary of ABB Ltd., a provider of engineering, procurement and construction-related services for customers in the oil and gas, petrochemical and refining and power industries. Mr. Aiken also served as a consultant to ABB, Inc., a provider of power and automation technologies for utility and other industrial customers, from February 2004 through December 2005. He served as President and Chief Executive Officer of ABB, Inc. from February 2001 to January 2004. Mr. Aiken also serves on the board of directors of Xerium Technologies, Inc., a manufacturer and supplier of products used in the production of paper.

Marc T. Giles, age 51, has served as President and Chief Executive Officer of Gerber Scientific since November 2001. Mr. Giles began his career with Gerber Scientific in November 2000 as a Senior Vice President of the Company and President of Gerber Technology, Inc. Before joining Gerber Scientific, Mr. Giles spent twelve years with FMC Corp., a producer of machinery and chemicals for industry and agriculture, where he served in a number of senior positions in sales and marketing management, strategy development, mergers and acquisitions, and general management. Mr. Giles serves on the board of directors of the Charter Oak Chapter of the American Red Cross and on the board of directors of Connecticut Business & Industry Association.

Edward G. Jepsen, age 64, has served as a Director since 2003. Mr. Jepsen was the Executive Vice President and Chief Financial Officer of Amphenol Corporation from November 1988 until December 31, 2004. Amphenol Corporation is a manufacturer of electronic interconnect components. Mr. Jepsen is a member of the board of directors of Amphenol Corporation and is a director of and Chair of the audit committees of TRC Companies, Inc. and ITC Holdings Corp. He serves as Chair of the Company’s Audit and Finance Committee.

Randall D. Ledford, Ph.D., age 57, has served as a Director since 2003. Dr. Ledford has served since 1997 as Senior Vice President and Chief Technology Officer of Emerson Electric Company and as President of Emerson Venture Capital. Emerson Electric is engaged principally in the worldwide design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. Dr. Ledford serves on the Company’s Audit and Finance Committee and its Nominating and Corporate Governance Committee.

John R. Lord, age 63, has served as a Director since 2003. Mr. Lord served as the non-executive chairman of Carrier Corporation from January 2000 until April 2006. Mr. Lord was President and Chief Executive Officer of Carrier Corporation from April 1995 until his retirement in January 2000. Carrier Corporation, a division of United Technologies Corp., is the world’s largest manufacturer of air conditioning, heating and refrigeration equipment. Mr. Lord currently serves as a director of Amphenol Corporation. He serves on the Company’s Audit and Finance Committee and its Management Development and Compensation Committee.

Carole F. St. Mark, age 64, has served as a Director since 1997. Ms. St. Mark is the founder and President of Growth Management LLC, a business development and strategic management company. Prior to her association with Growth Management LLC, Ms. St. Mark was employed by Pitney Bowes, Inc., a provider of office equipment and services, from 1980 to 1997, during which period she served in several senior positions, including President and Chief Executive Officer of Pitney Bowes Business Services. Ms. St. Mark serves as Chair of the Company’s Nominating and Corporate Governance Committee and serves on its Management Development and Compensation Committee.

W. Jerry Vereen, age 66, has served as a Director since 1994. Mr. Vereen has served since 1976 as President of Riverside Manufacturing Company and its subsidiaries and currently also serves as the company’s Chairman, President and Chief Executive Officer. Riverside Manufacturing Company is primarily engaged in manufacturing and selling uniforms and business apparel to businesses and government agencies worldwide. Mr. Vereen serves on the board of directors of Georgia Power Company, where he also serves on the executive committee, the controls and compliance committee, and the nuclear committee, of which he is chairman. He is a past chairman and current director of the American Apparel and Footwear Association, and past chairman and current member of the board of directors of the International Apparel Federation, which is headquartered in Amsterdam, Netherlands. Mr Vereen is also a director of the National Association of Uniform Manufacturers and Distributors. Mr. Vereen serves as Chair of the Company’s Management Development and Compensation Committee and serves on its Audit and Finance Committee and Nominating and Corporate Governance Committee.

Director Emeritus

Stanley Simon, a member of the Company’s Board from 1967 to 1997, serves as a director emeritus. Mr. Simon is the founder of Stanley Simon and Associates, a financial and management consulting firm.

Board of Directors and Committees of the Board of Directors

The Board currently has a standing Audit and Finance Committee, a standing Management Development and Compensation Committee, and a standing Nominating and Corporate Governance Committee. The Board held six meetings during the Company’s 2007 fiscal year, which ended on April 30, 2007. During fiscal 2007, each Director attended at least 80% of the aggregate of the total number of meetings of the Board and the total number of meetings held by each committee of the Board on which such Director served during the period for which such Director served.

Director Independence.  The Board has affirmatively determined that all of the current Directors, other than Marc T. Giles, are “independent” of the Company within the meaning of rules governing NYSE-listed companies. For a Director to be “independent” under the NYSE rules, the Board must affirmatively determine that the Director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has adopted a categorical independence standard. Under this standard, a Director will not fail to qualify as independent solely because the Director served as an employee of any company that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three fiscal years does not exceed the greater of $750,000 or 2% of such other company’s consolidated gross revenues.

Consistent with the NYSE rules, the Company’s Corporate Governance Principles require the Company’s independent Directors to meet in executive session at every Board or committee meeting without any management Director or other member of management present. The Chair of the Board will preside over each executive session if he or she is a non-management Director. If the Chair of the Board is a management Director, the Chair of the Audit and Finance Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee, as applicable, will preside as Chair at each executive session of the non-management Directors at which the principal items to be considered are within the scope of the authority of such Chair’s committee.

Audit and Finance Committee.  The Audit and Finance Committee, which held nine meetings during fiscal 2007, currently consists of Mr. Jepsen, who is the Chair, and Messrs. Ledford, Lord, Towbin and Vereen. The Board has determined that each of the members of the Audit and Finance Committee satisfies the independence standards of the NYSE and the additional independence standards of the SEC applicable to audit committee members. The Board also has determined that Edward G. Jepsen is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and is independent of management. This committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of the audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC and exercising oversight with respect to the Company’s policies and procedures regarding adherence with legal requirements.

Management Development and Compensation Committee.  The two primary purposes of Management Development and Compensation Committee are to evaluate and develop executive talent for the Company and to conduct reviews of the Company’s executive compensation strategies and oversee the Company’s overall compensation programs.

The specific functions and responsibilities of the Management Development and Compensation Committee are set forth in the Committee’s charter. Pursuant to its charter, the Committee’s responsibilities include, among other things:

•	establishing a total compensation philosophy and policies that fairly reward our executive officers for performance benefiting shareholders and that effectively attract and retain the executive resources necessary to manage the Company;

•	assessing the competitiveness of each element of compensation paid to our executive officers;

•	reviewing and approving the goals and objectives relevant to compensation of the Chief Executive Officer (“CEO”), evaluating the performance of the CEO based on those goals and objectives and approving the CEO’s compensation based on this evaluation;

•	reviewing the CEO’s evaluation of the performance of the other executive officers of the Company based on the objectives established and approved by the Committee, and reviewing and approving the compensation of the other executive officers, taking into consideration, among other things, the recommendations of the CEO;

•	administering the Company’s equity compensation plans, including approving equity incentive guidelines, the general size of overall grants, and specific grants to the Company’s executive officers and the other employees; and

•	reviewing succession plans relating to executive officers of the Company, including candidate readiness, management development initiatives and the need for external talent acquisition.

Pursuant to its charter, the Committee has the right to delegate some or all aspects of its authority and responsibilities to subcommittees of the Committee. During 2007, the Committee delegated oversight of the Company’s pension, 401(k) and nonqualified supplemental employee retirement plans to an executive-led Investment Committee. The Committee did not otherwise delegate any of its responsibilities, including its responsibilities in approving grants to Company employees generally.

As discussed in the Compensation Discussion and Analysis below, our CEO, Mr. Giles, annually reports to the Committee his review and evaluation of each of the other executive officers of the Company, including the named executive officers set forth in the Summary Compensation table below. Mr. Giles also recommends to the Committee the base salaries, or base salary increases (as the case may be), for each executive, as well as the size of annual equity grants to be awarded, if any, to each officer. In addition, while the Committee as a whole reviews and approves the performance targets to be used each year for purposes of our annual incentive compensation plan, Mr. Giles, our Chief Financial Officer, and our Vice President, Global Human Resources, collectively recommend to the Committee the “threshold” level of performance that must be reached prior to any payments under the plan, as well as the “maximum” amounts that can be earned pursuant to the plan. With respect to all of these recommendations, however, the Committee has the final review and approval. Our Vice President, Global Human Resources, serves as management’s liaison to the Committee and works with the Committee Chair to prepare the agendas for its regularly scheduled and, if applicable, special meetings.

Pursuant to the Committee’s charter, the Committee has the sole authority to retain, amend the engagement of and terminate any compensation consultant used to assist in the evaluation of CEO or executive officer compensation. As discussed in the Compensation Discussion and Analysis below, the Committee retained Hewitt Associates in 2004 to perform a comprehensive review of the Company’s compensation programs and practices. Pursuant to this review, Hewitt provided information to the Committee relating to:

•	possible companies to use in peer group for comparison purposes; and

•	the compensation levels paid to peer company executives, including the CEO, Chief Financial Officer (“CFO”), General Counsel and business unit president positions for base salaries, annual cash incentives and long-term equity.

In a subsequent assignment, Hewitt provided market benchmark information on executive severance and change in control agreements.

The majority of Hewitt’s assistance to the Committee occurred in 2004 and, in part, resulted in the executive compensation program and practices we provided to our executives for fiscal 2007. Hewitt was engaged by the Committee again in the spring of 2007 to perform a new executive compensation benchmarking study, which is expected to be completed by the end of the summer of 2007.

During fiscal 2007, the Management Development and Compensation Committee consisted of Mr. Vereen, who is the Chair, Mr. Lord and Ms. St. Mark. The Committee held eight meetings during fiscal year 2007. Each member of the Committee is “independent” within the meaning of the NYSE listing requirements.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which held four meetings during fiscal 2007, currently consists of Ms. St. Mark, who is the Chair, and Messrs. Ledford, Towbin and Vereen. This Committee is responsible for recommending candidates for election to the Board and for making recommendations to the Board regarding corporate governance matters, including Board size, membership qualifications and Board committees. Each member of this Committee is “independent” within the meaning of the NYSE listing requirements.

The written charters governing the Audit and Finance Committee, the Management Development and Compensation Committee, and the Nominating and Corporate Governance Committee, as well as the Company’s Corporate Governance Principles, are posted on the governance page of the Company’s website at www.gerberscientific.com. You may also obtain a copy of any of these documents without charge by writing to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.

Director Nomination Process

The Board has, by resolution, adopted a Director nominations policy. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of Director nominees are selected. The nominations policy is administered by the Nominating and Corporate Governance Committee.

The Board does not currently prescribe any minimum qualifications for Director candidates. Consistent with the criteria for the selection of Directors approved by the Board, the Nominating and Corporate Governance Committee will take into account the Company’s current needs and the qualities needed for Board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a Director; independence under SEC and NYSE rules; service on other boards of directors; sufficient time to devote to Board matters; and ability to work effectively and collegially with other Board members. In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review such Directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such Directors with the Company during their term. For those potential new Director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating and Corporate Governance Committee may use multiple sources for identifying Director candidates, including its own contacts and referrals from other Directors, members of management, the Company’s advisors, and executive search firms. The Nominating and Corporate Governance Committee will consider Director candidates recommended by shareholders and will evaluate such Director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for Director nominees for the Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee will consider any written recommendations of Director candidates by shareholders received by the Corporate Secretary of the Company not later than 120 days before the anniversary of the previous year’s Annual Meeting of Shareholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s Director nominations process. The Nominating and Corporate Governance Committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the nominations policy at any time, in which case the most current version will be available on the governance page of the Company’s website at www.gerberscientific.com.

Communications With the Board of Directors

The Board welcomes communications from interested parties, and has adopted a procedure for receiving and addressing those communications. Interested parties may send written communications to the full Board, the non-management Directors as a group or any individual Director by addressing such a communication to the attention of the Corporate Secretary at the following address: Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074. The Corporate Secretary will review and forward all such communications to the intended recipient.

The Board has adopted a policy that all Directors should attend the Annual Meeting of Shareholders. All eight of the Company’s Directors at the time of the 2006 Annual Meeting of Shareholders attended such Annual Meeting.

Complaint Process

The Company has established formal procedures for receiving and handling complaints regarding accounting, auditing and internal controls matters. The Company has a telephone hotline for employees to submit their concerns regarding violations or suspected violations of law and for reporting questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters on a confidential, anonymous basis. Employees or others can report concerns by calling 1-866-384-4277, by filing a report on www.ethicspoint.com, or by writing to the addresses provided in the Company’s Policy for Handling Complaints, which is posted on the governance page of the Company’s website at www.gerberscientific.com. Any concerns regarding accounting or auditing matters so reported are communicated to the Chair of the Audit and Finance Committee.

Financial Code of Ethics and Code of Business Conduct and Ethics

The Company has adopted a Financial Code of Ethics applicable to its Chief Executive Officer and its senior financial and accounting officers that meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K promulgated by the SEC. In addition, the Company has adopted a Code of Business Conduct and Ethics applicable to all Directors, officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies and expectations with respect to the conduct and ethical standards expected of covered individuals. It addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Financial Code of Ethics and the Code of Business Conduct and Ethics are posted on the governance page of the Company’s website at www.gerberscientific.com. You may obtain copies of these documents without charge by writing to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.

DIRECTOR COMPENSATION

Fees

Until May 1, 2006, Directors who were not employees of the Company received fees of $20,000 annually. Beginning May 1, 2006, the annual fee for non-employee Directors was increased to $40,000. In addition to annual fees, non-employee Directors generally receive fees of $1,500 for each Board meeting attended, $1,500 for each committee meeting attended or, if Chair of a committee, $3,000 for each committee meeting attended, in each case whether attendance is in person or by conference telephone. All such fees are paid in cash. Directors who are also employees of the Company receive no fees for their service on the Board. All Directors are entitled to reimbursement for their reasonable out-of-pocket travel expenditures.

Equity Grants

Before an amendment to the Company’s Non-Employee Director’s Stock Grant Plan that was effective as of May 1, 2006, non-employee Directors were credited annually with shares of the Company’s common stock having a fair market value at the time of the award equal to $25,000. One quarter of these shares were credited to a director’s account on the last business day of each calendar quarter using fair market value of the common stock on such dates. Beginning May 1, 2006, the Non-Employee Director’s Stock Grant Plan was amended to credit non-employee Directors annually with 5,000 shares of the Company’s common stock. One quarter of these shares, or 1,250 shares, is credited to a Director’s account on the last business day of each calendar quarter. Delivery of the shares credited to a Director is deferred until such Director ceases to serve as a Director. All shares are issued pursuant to the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan and are fully vested upon grant.

Chairman’s Fee

Mr. Aiken serves as Chairman of the Board. In addition to receiving the Director compensation described above, Mr. Aiken receives a fee of $12,500 per month for his services as Chairman. Mr. Aiken does not receive fees for attending any committee meetings.

Deferrals

Pursuant to the Agreement for Deferment of Director Fees, each non-employee Director may elect to defer all or part of the Director’s annual cash retainer fees and Board and committee meeting cash attendance fees until a future date selected by the Director. Until the termination of the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan in August 2002, a Director could elect to have the deferral held in cash, on which interest accrues at market rates, or in shares of the common stock issued under that plan. From August 2002 until the Agreement for Deferment of Director Fees was amended in January 2006, deferred amounts were held in cash, on which interest accrues at market rates. In January 2006, the Agreement for Deferment of Director Fees was amended to provide that non-employee Directors have the option, from and after January 1, 2006, to have amounts deferred held in shares of common stock or in cash, on which interest accrues at market rates. A total of 100,000 shares of common stock may be issued pursuant to the Agreement for Deferment of Director Fees credited on the shares of the common stock held in a Director’s share account established in accordance with the Agreement. These arrangements remain in effect notwithstanding the termination of the 1992 Non-Employee Director Stock Option Plan.

The following table shows compensation for non-employee Directors for fiscal 2007.

Fiscal 2007 Director Compensation Table

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)	Earnings	($)	($)

Donald P. Aiken	197,333	60,613	—	—	—	—	257,946
Chairman
A. Robert Towbin	62,833	60,613	—	—	—	—	123,446
Audit and Finance and Nominating and Corporate Governance Committee Member
W. Jerry Vereen	85,333	60,613	—	—	—	—	145,946
Audit and Finance and Nominating and Corporate Governance Committee Member, and Management Development and Compensation Committee Chair
Carole F. St. Mark	67,333	60,613	—	—	—	—	127,946
Management Development and Compensation Committee Member and Nominating and Corporate Governance Committee Chair
Edward G. Jepsen	64,333	60,613	—	—	—	—	124,946
Audit and Finance
Committee Chair
John R. Lord	62,833	60,613					123,446
Audit and Finance Committee Member and Management Development and Compensation Committee Member
Randall D. Ledford	62,833	60,613	—	—	—	—	123,446
Nominating and Corporate Governance Committee Member

(1)	Only Mr. Giles, is an employee of the Company. Mr. Giles does not receive any compensation for his service on the Board.

(2)	Mr. Aiken received a total of $150,000 in Chairman fees for fiscal 2007. He attended six Board meetings for which he received $1,500 per meeting. He received $38,333 in retainer fees for fiscal 2007.

Ms. St. Mark attended six Board meetings and eight Committee meetings for which she received $1,500 per meeting and four Committee meetings for which she received $3,000 per meeting as Chair. She received $38,333 in retainer fees for fiscal 2007.

Mr. Towbin attended six Board meetings and 13 Committee meetings for which he received $1,500 per meeting. He received $38,333 in retainer fees for fiscal 2007.

Mr. Vereen attended six Board meetings and 12 Committee meetings for which he received $1,500 per meeting and eight Committee meetings for which he received $3,000 per meeting as Chair. He received $38,333 in retainer fees for fiscal 2007.

Mr. Jepsen attended four Board meetings for which he received $1,500 per meeting and eight Committee meetings for which he received $3,000 per meeting as Chair. He received $38,333 in retainer fees for fiscal 2007.

Mr. Lord attended five Board meetings and 14 Committee meetings for which he received $1,500 per meeting. He received $38,333 in retainer fees for fiscal 2007.

Dr. Ledford attended six Board meetings and 13 Committee meetings for which he received $1,500 per meeting. He received $38,333 in retainer fees for fiscal 2007.

(3)	Amounts represent the dollar amount recognized for financial statement reporting purposes for each non-employee Director in fiscal 2007 as computed in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“FAS 123R”). Because shares issued to our non-employee Directors are fully vested at grant, the amount also represents the full grant date fair value of each award of $60,613 computed in accordance with FAS 123R. Each non-employee Director received 4,743 shares of common stock deferred as described above.

(4)	As stated in the narrative preceding the table, all grants of common stock to our non-employee Directors are fully vested upon grant. Pursuant to our 1992 Non-Employee Director Stock Option Plan, which expired in August 2002, the following Directors continue to hold unexercised stock options, all of which were fully vested as of April 30, 2007:

Director	Options (#)

Donald P. Aiken	15,000
A. Robert Towbin	16,000
W. Jerry Vereen	16,000
Carole F. St. Mark	15,000

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

The primary objective of the Gerber Scientific executive compensation program is to attract, retain and motivate high-quality talent. We expect our executives to continue the Company’s growth in revenue and earnings and we reward them for attaining related performance goals. Each member of our senior management, which includes the five named executive officers set forth in the Summary Compensation Table below, receives a total compensation package that is primarily performance-based. For example, approximately 70% of the compensation we paid to Mr. Giles, our Chief Executive Officer, for fiscal year 2007 was based on performance when taking into account non-equity incentive plan compensation and stock and option awards.

In addition, we structure executive compensation to:

•	match incentive-based pay to the Company’s annual goals and business strategies;

•	support our management development program by paying our executives competitively and fairly; and

•	align executive and shareholder interests through equity compensation.

“Total Compensation” Philosophy

In determining any element of a named executive officer’s compensation, we believe the Management Development and Compensation Committee, which we refer to as “Committee,” must consider the total compensation package for our review to be effective. This includes salary, annual incentive compensation and long-term equity. We also consider retention-focused compensation, such as the Company’s benefits program and any compensation payable upon termination. The elements of the Company’s executive compensation are discussed in more detail under “Elements of Our Executive Compensation Program,” below.

Genesis of Current Executive Compensation Program

In 2004, we initiated a comprehensive review and redesign of the Company’s executive compensation program. We began by comparing the Company’s program to other programs within a peer group of companies. In particular, we set out to:

•	confirm the Company’s historical practice of linking incentive compensation with results measured at the Company and business unit levels;

•	tighten the existing severance and change in control agreements and thus also construct a model agreement for future use;

•	align base salaries with market conditions and individual performance; and

•	establish a broad-based employee annual incentive program linked to Company results and executive incentives.

While we commenced the review in 2004, the re-design was not fully implemented until the Company’s shareholders adopted the Gerber Scientific, Inc. Omnibus Incentive Plan in September 2006. The Committee believes the review met each of the four key objectives set forth above, and the results were used in making compensation decisions for fiscal years 2005, 2006 and 2007.

Peer Group Data and Other Considerations in Setting of Executive Compensation

The Committee engaged Hewitt Associates to conduct the 2004 peer group study and has commissioned another study to be completed by the end of the summer of 2007. We review this comparative information annually for competitive purposes. We do not, however, “benchmark” our executive compensation or strive to pay our executive officers, including the named executive officers, at a particular level of compensation, whether by element or in total. Instead, the Committee uses the information to understand what constitutes the median, or the 50th percentile, in executive compensation, by element as well as total compensation, among the companies with which we compete for our executives.

At our request, Hewitt reviewed survey data as well as proxy data for 21 U.S.-based peer companies. The survey data reviewed included the following:

•	Hewitt’s Total Compensation Database, including business units of larger companies in the following industry classifications: electronics, industrial machinery, diversified industrials, rubber/plastics/glass and other manufacturing;

•	Wyatt’s ECS-Top Management Report, including companies in the instruments industry classification; and

•	Mercer’s Executive Compensation Report, including companies in the durable manufacturing industry classification.

The Committee chose these data sources because they represent mid-sized, technology-based, manufacturing companies or divisions of larger manufacturing companies with business units comparable to the Company. We view many of these companies and business units as our competitors for talent. However, given some significant differences in scale among the companies, Hewitt adjusted all of the data to be comparable with Gerber Scientific’s revenue. The following 21 companies were included in the peer group for the CEO and other corporate executives, which includes each of the named executive officers:

3D Systems Corporation	ESCO Technologies Inc.	Newport Corporation
Applied Materials, Inc.	Esterline Technologies Co.	Parametric Technology Corporation
Brooks Automation, Inc.	Excel Technology, Inc.	Rofin-Sinar Technologies Inc.
Cadence Design Systems, Inc.	GSI Lumonics, Inc.	Roper Industries, Inc.
Coherent, Inc.	KLA-Tencor Corporation	Stratasys, Inc.
Cymer, Inc.	Mentor Graphics Corporation	Tektronic, Inc.
Electroglas, Inc.	MKS Instruments, Inc.	Veeco Instruments Inc.

In addition to the peer group and survey data described above, the Committee also considers the following when setting executive compensation:

•	individual performance, which we measure in consultation with Mr. Giles (except when assessing Mr. Giles’s own performance);

•	span of management control;

•	relative pay between executive officers, given the complexity and importance of their responsibilities;

•	ability to show and build teamwork;

•	the executive’s leadership and growth potential; and

•	the affordability of the compensation package to the Company.

Elements of Our Executive Compensation Program

For 2007, the Company’s executive compensation program consisted of the five basic components listed below:

•	base salary;

•	a performance-based annual cash bonus tied to Company and business unit performance metrics;

•	periodic (typically annual) grants of long-term equity compensation, composed of stock options which vest over a three-year period and, on a more limited basis, restricted stock which vests over a four-year period;

•	a defined benefit retirement pension plan (available to all of our employees who were hired prior to May 1, 2004) and, for our senior executives, a supplemental employment retirement plan, or SERP (available to senior executives who were hired prior to May 1, 2004), and the Company’s 401(k) plan, available to all of our employees on an equal basis, including the named executive officers; and

•	competitive severance and change in control agreements.

The Company does not provide any other supplemental benefits or perquisites.

Base Salary

The Company pays base salaries to attract executive talent to the Company. Base salary increases reflect an individual executive’s performance and keep the executive’s base salary competitive for retention purposes. In approving base salary increases for fiscal year 2007, the Committee reviewed the factors set forth above under “Peer Group Data and Other Considerations in Setting of Executive Compensation” for each named executive officer. In addition, we noted the following two factors:

•	In total, fiscal year 2007 represented a good performance year as (1) the Company generally exceeded its annual operational and financial targets, and (2) improvements were made in our product development process.

•	As part of our 2004 comprehensive executive compensation review, the Committee felt our base salaries were generally below market and thus, over the past several years, has gradually increased base salaries to be more in line with our competitors.

After considering the above, we approved base salary increases for each named executive officer as follows: Mr. Giles, 9%; Mr. Zager, 16%; Mr. Demko, 6%; Mr. Arthurs, 8%; and Mr. Lovass, 2.5%.

Annual Incentive Compensation

Annual incentive compensation is a primary component of our performance-driven compensation program. We find it particularly productive to match incentive-based pay to the Company’s annual strategic goals. This allows us to adapt our executive compensation to evolving business plans. In recent years, we have identified improved earnings and cash flow as our annual strategic goals tied to incentive compensation. In fiscal year 2007, we targeted improved earnings and cash flow, as we have done historically. We also added revenue as a new performance metric. This reflects the Company’s increasingly solid financial base and the importance of future growth. As a result, the following factors and respective weighting determined the amount of annual incentives payouts for the named executive officers, as well as our other participating employees generally, for fiscal year 2007:

•	50% earnings, defined as earnings before interest and taxes (EBIT);

•	25% cash flow from operations; and

•	25% revenue.

At the beginning of each fiscal year, we approve the earnings, cash flow and revenue performance targets for the Company and its business units. In approving the performance targets, the Committee reviews the Company’s budget for the fiscal year, which is set collectively by our senior management and approved by the Board of Directors. We then set the targets as a percentage of the Company’s budget for the fiscal year. No payments are made under the incentive plan unless the Company achieves its minimum EBIT target. We typically set this target higher for our executive officers than for our participating employees as we believe our executive officers are more responsible for the leadership and strategy that determine whether the target is met.

The Committee also approves the target payout for each participant in the incentive compensation plan. This target is expressed as a percentage of base salary, measured as of the end of the fiscal year. In setting the target payout for each named executive officer, the Committee primarily considers peer group information for comparable executives within the Company’s competitive peer group. Possible payouts for each named executive officer range from 0 to two times the target payout. In fiscal year 2007, the target payout for each named executive officer was as follows: Mr. Giles, 75% (with a minimum of 0% and a maximum of 150% of base salary); Mr. Zager, 60% (with a minimum of 0% and a maximum of 120% of base salary); Messrs. Demko and Arthurs, 50% (with a minimum of 0% and a maximum of 100% of base salary); and Mr. Lovass, 40% (with a minimum of 0% and a maximum of 80% of base salary). Messrs. Giles, Zager, Demko and Arthurs are considered “corporate” employees and thus their annual incentive compensation is measured on Company performance alone. Mr. Lovass is considered a “business unit employee,” and thus his annual incentive compensation is determined 50% based on Company performance and 50% based on his business unit performance. For additional information on our 2007 fiscal year annual incentive compensation plan, including bonus percentages and actual payouts, see the footnotes to the Summary Compensation Table beginning on page 24 below.

The Committee may, in its discretion, adjust the size of any annual incentive compensation payout, as determined based on the plan formula. The Committee would most likely do so only in extraordinary circumstances to maintain the integrity of the incentive program or protect the Company’s financial solvency. Over the past three years, the Committee has followed the plan formula and has not otherwise increased or decreased the payout.

Participants in the annual incentive plan, including the named executive officers, may elect to receive up to 50% of their annual incentive compensation in the form of fully-vested restricted stock. By making this election, a participant will receive an additional number of shares of restricted stock equal to one-third of the amount of the annual incentive compensation elected, net of tax, to be received in restricted stock (e.g., if the participant elects to receive $60,000, net of tax, of his or her annual bonus in restricted stock, the Company will issue to the participant an additional number of shares of restricted stock equal to $20,000). We offer this program in order to further our objective of aligning the interests of our employees, including the named executive officers, with those of our shareholders. Any additional shares of restricted stock issued by the Company pursuant to this program will vest in equal installments over a three-year period. No named executive officer elected to receive his fiscal year 2007 annual incentive compensation in restricted stock.

Long-Term Equity Incentive Compensation

Types and Amounts of Equity Grants.  The Company’s long-term equity incentive compensation for each of the named executive officers generally takes the form of stock option awards. We view stock options as inherently performance-based as our named executive officers are rewarded only if our stock price increases. During fiscal year 2007, equity awards to named executive officers consisted exclusively of stock options, with the exception of Mr. Giles, who received a portion of his long-term compensation in the form of restricted stock. We have determined that restricted stock is in some cases more cost efficient for the Company and provides good alignment with shareholders in both up and down markets. Restricted stock also provides a strong retention tool to help ensure management continuity. For these reasons, the Committee feels that adding restricted stock to the Company’s equity offerings will be in the long-term best interests of shareholders. As noted above, we began granting restricted stock to our CEO, Mr. Giles, in fiscal year 2007. It is likely that we will grant restricted stock to our other named executive officers, and executive officers generally, during fiscal year 2008.

Stock options granted to our employees, including the named executive officers, under some of our predecessor plans to our Omnibus Incentive Plan included an “option reload provision.” Pursuant to the reload provision, upon exercise of an original option grant issued under the former plans, the employee is entitled to receive a new option equal to the number of shares used to pay the strike price and taxes in a cashless exercise. The grant date of the reload option is the date of exercise of the underlying option, and the exercise price is equal to the closing market price of our stock on the date of exercise. The reload option expires on the same date as the original option and will vest in full three years after the grant date of the reload option, assuming the executive continues to hold the shares received upon exercise of the original option for three years. While initially adopted as an additional retention mechanism and reward for performance, the Committee excluded this provision from the Omnibus Incentive Plan due to a desire to simplify the program.

Equity grants beginning in 2003 did not include this feature. The last outstanding options with the reload feature will expire in fiscal year 2008.

From year to year, the size of equity grant awards to the named executive officers is determined by the factors set forth under “Peer Group Data and Other Considerations in Setting of Executive Compensation” above. Specifically, for fiscal year 2007, grant sizes were determined primarily by the named executive officer’s individual performance over the prior fiscal year. We measured performance in consultation with Mr. Giles (except when assessing Mr. Giles’s own performance), who recommended an award grant for each executive. In addition, we also considered each officer’s career potential at the Company and our general competitive review.

For specific information on the equity grants made to our named executive officers, see the Grants of Plan-Based Awards table beginning on page 25 below.

Timing of Equity Grants.  The Omnibus Incentive Plan provides that stock options must be granted with exercise prices not less than fair market value of the Company’s common stock on the effective date of grant. The effective date of any equity grant is typically the date the grant is approved by the Committee. However, if the equity grant is approved by the Committee during a period after quarterly results are known to the Committee, but not to the public, the effective date of the equity grant will be the first date of the next open trading window pursuant to our insider trading guidelines. The Company adopted this practice to ensure that the price of our common stock on the effective date of grant reflects all information, which in turn ensures fair treatment of all current and potential shareholders.

Pension Plan and SERP

We maintain a tax-qualified, noncontributory defined benefit plan for our U.S. employees who were hired prior to May 1, 2004, which includes each of the named executive officers other than Mr. Zager (employees hired after May 1, 2004 are eligible to participate in the Company’s 401(k) plan, but not in the defined benefit plan). We also maintain a nonqualified supplemental employee retirement plan, or SERP (available to senior executives who were hired prior to May 1, 2004), which provides retirement benefits in excess of the limitations set forth qualified plans. Each of the named executive officers, other than Mr. Zager, participates in the SERP. While we initially implemented the pension plan and SERP for competitive reasons, and as a means to be a more attractive employer for retirement benefit purposes, the Company discontinued the defined benefit pension plan for new employees due to cost considerations and a growing preference among recruits for defined contribution programs. For more information on our defined benefit plan and SERP, see the Pension Benefits table, and accompanying narrative, beginning on page 28 below.

Severance Arrangements

Each of our named executive officers is entitled to receive certain payments and benefits upon certain terminations pursuant to our Severance Policy for Senior Officers. In addition, pursuant to change in control agreements with each named executive officer, each such executive is entitled to receive certain payments and benefits upon a termination event occurring within a specified period of time following a change in control of the Company (a “double trigger”). We provide these payments to be competitive with our peer companies, as well as to recruit and retain our executives. With respect to payments and benefits payable to the named executive officers upon a termination following a change in control, the Committee believed a “double trigger” was more appropriate than a “single trigger” provision, since the purpose of such benefit is to provide employment protection to these officers, a concern that is not necessarily present upon a change in control alone. Moreover, a change in control agreement is designed to facilitate management continuity during an ownership transition. A new owner of the Company may want to retain the management team. A “single trigger” agreement would make this more difficult.

In August 2007, the Committee approved certain amendments to the change in control agreements. As a result of the amendments, certain benefits previously offered to our named executive officers upon termination following a change in control, including without limitation tax gross up payments, were eliminated. The

Committee made these changes to better align the Company’s change in control agreements with those of our peer companies.

For a more detailed discussion of these severance and change in control arrangements, as well as certain equity acceleration upon termination as provided pursuant to our equity plans, including estimates of the amounts payable to each named executive officer thereunder, see the “Potential Payments upon Termination and Change in Control” section beginning on page 30 below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to the company’s Chief Executive Officer and, based upon recent staff interpretations, the other three most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee designs the annual incentive compensation portion of our named executive officers’ compensation packages to allow full deductibility pursuant to Section 162(m). The Committee intends to continue to design compensation programs that strongly consider tax consequences, including protecting full deductibility under Section 162(m).

In addition, as discussed above under “Long-Term Equity Incentive Compensation,” in fiscal year 2007, the Committee determined it advisable to begin granting restricted stock, in lieu of options, due in part to the cost effectiveness of restricted stock resulting from the Company’s adoption of FAS 123R.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for fiscal year 2007.

Respectfully submitted,

Management Development and Compensation Committee

W. Jerry Vereen (Chair)
Carole F. St. Mark
John R. Lord

Summary Compensation Table

Fiscal 2007 Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Non-qualified
			Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal	Fiscal		Awards	Awards	Compensation	Compensation	Compensation
Position	Year	Salary(1)	(2)	(3)	(4)	Earnings(5)	(6)	Total

Marc Giles	2007	$528,731	$223,520	$754,068	$282,038	$75,106	$4,000	$1,867,463
President and Chief Executive Officer
Jay Zager	2007	$330,646	$27,172	$314,000	$144,072	—	$4,000	$819,890
Executive Vice President and Chief Financial Officer
Bernard Demko	2007	$288,130	—	$117,750	$101,482	$67,677	$3,666	$578,705
Senior Vice President, Gerber Scientific, Inc.- Gerber Scientific Operations
James Arthurs	2007	$236,492	—	$157,000	$83,835	$139,202	$6,206	$622,735
Senior Vice President, Gerber Scientific, Inc. and President, Gerber Scientific Asia Pacific
Stephen Lovass	2007	$203,192	—	$117,750	$59,450	$9,343	$104,725	$494,460
Senior Vice President, Gerber Scientific, Inc. and President, Gerber Coburn

(1)	Salary includes money used for medical insurance premiums and contributions to our 401(k) savings and medical plans, which are not taxable income.

(2)	Amount represents the dollar amount recognized for financial statement reporting purposes for Mr. Giles during 2007, as required by FAS 123R, disregarding any estimate of forfeitures relating to service-based vesting conditions. For the assumptions relating to this valuation, see Note 9 to the Company’s 2007 audited financial statements, which are included in the annual report to shareholders that accompanies this Proxy Statement.

(3)	Amounts represent the dollar amount recognized for financial statement reporting purposes for each named executive officer during 2007, as required by FAS 123R, disregarding any estimates of forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see Note 9 to the Company’s 2007 audited financial statements, which are included in the annual report to shareholders that accompanies this Proxy Statement.

(4)	Amounts represent the actual amounts paid to each named executive officer pursuant to the Company’s annual incentive compensation plan. See also the Grants of Plan-Based Awards table immediately below and the Compensation Discussion and Analysis above beginning on page 18 for additional information on our annual incentive compensation plan.

(5)	Amounts represent solely the change in pension value and include both the Company’s qualified pension plan and SERP.

(6)	For all of the named executive officers, other than Messrs. Arthurs and Lovass, “All Other Compensation” is limited to the fiscal year 401(k) Company match. The Company 401(k) match was increased for calendar year 2007 to a maximum of $4,000. The same formula applies to all employees. Mr. Arthurs’ “All Other Compensation” for Mr. Arthurs also includes $3,178 for tax services. “All Other Compensation” for Mr. Lovass also includes an expatriate living allowance of $16,676, family tuition fees for the school year of $58,760, a car lease in the amount of $11,739, fuel expenses of $1,306, tax services of $8,725 and taxes paid on Mr. Lovass’s behalf due to his foreign assignment equal to $4,964.

Grants of Plan-Based Awards Table

Fiscal 2007 Grants of Plan-Based Awards

								All Other
							All Other	Option
							Stock	Awards:	Equity
				Estimated Possible Payouts Under			Awards:	No. of	Exercise or	Grant Date
				Non-Equity Incentive Plan			No. of	Securities	Base Price of	Fair Value of
				Awards(1)			Shares of	Underlying	Option	Stock and
	Grant	Approval		Threshold	Target	Maximum	Stock or	Options	Awards	Option
Name	Date	Date		($)	($)	($)	Units (#)	(#)(2)	($/Sh)	Awards ($)

Marc Giles	03/16/07	03/16/07		—	—	—	—	33,300	9.89	146,520
	12/22/06	12/22/06		—	—	—	—	41,515	12.69	215,048
	12/05/06	11/28/06	(3)	—	—	—	—	50,000	13.97	392,500
	12/05/06	11/28/06	(3)	—	—	—	16,000 (4)	—	—	223,520
	—	—		—	408,750	817,500	—	—	—	—
Jay Zager	12/05/06	11/28/06	(3)	—	—	—	—	40,000	13.97	314,000
	08/03/06	08/03/06		—	—	—	1,761 (5)	—	—	27,172
	—	—		—	208,800	417,600	—	—	—	—
Bernard Demko	12/05/06	11/28/06	(3)	—	—	—	—	15,000	13.97	117,750
	—	—		—	147,075	294,150	—	—	—	—
James Arthurs	12/05/06	11/28/06	(3)	—	—	—	—	20,000	13.97	157,000
	—	—		—	121,500	243,000	—	—	—	—
Stephen Lovass	12/5/06	11/28/06	(3)	—	—	—	—	15,000	13.97	117,750
	—	—		—	82,000	164,000	—	—	—	—

(1)	The annual incentive compensation plan payout for Messrs. Giles, Zager, Demko and Arthurs is based on the Company’s EBIT, cash flow from operations and revenue for “corporate” employees. For Mr. Lovass, 50% of the payout is based on the corporate performance metrics and 50% is based on operating profit, which for business units is comparable to EBIT, cash flow from operations and revenue.

The Company believes that the performance targets approved by the Committee for purposes of the fiscal year 2007 annual incentive compensation plan, including the minimum Company EBIT target which must be met before there are any payouts pursuant to the plan, are confidential information. Given the Company’s results over the last several years, the targets approved by the Committee are generally challenging and have been difficult to meet, although certain of our business units have performed stronger than others. Over the past three years, our average annual incentive compensation payouts for the plan, including the named executive officers, as a whole have been slightly less than our targets, which was also the case in fiscal year 2007. This has also been true of each of our business units.

The chart set forth below shows, for each named executive officer: (1) his target payout (expressed as a percentage of base salary); (2) the cumulative performance results for fiscal year 2007, based on the performance metrics discussed in the Compensation Discussion and Analysis on pages 20-21 above; (3) the percentage of the executive’s bonus earned; (4) the executive’s end-of-year base salary (reflecting the annual salary increases during fiscal year 2007); and (5) the actual bonus payout. The formula for determining these amounts is as follows:

Target% × Bonus% = % Earned
% Earned × Base $ = $ Earned

Name	Target %	Bonus %	% Earned	Base $	$ Earned

Mr. Giles	75%	69.0%	51.8%	$545,000	$282,038
Mr. Zager	60%	69.0%	41.4%	$348,000	$144,072
Mr. Demko	50%	69.0%	34.5%	$294,000	$101,482
Mr. Arthurs	50%	69.0%	34.5%	$243,000	$83,835
Mr. Lovass	40%	72.5%	29.0%	$205,000	$59,450

(2)	All stock option awards vest ratably over three years on each anniversary of the grant date, excluding Mr. Giles’s reload options granted on December 22, 2006 and March 16, 2007. Of Mr. Giles’s reload options, options for 41,515 shares will vest on December 22, 2009 and options for 33,000 shares will vest on March 16, 2010, assuming Mr. Giles continues to hold the shares received upon his exercise of the original option for three years. Upon his resignation from the Company effective July 18, 2007, Mr. Demko’s options were forfeited.

(3)	These awards were approved on November 28, 2006 but not effective until December 5, 2006 pursuant to the Company’s policy on public information and the timing of equity award grants. For more information concerning our policies with respect to the timing of equity grants, see the discussion in the Compensation Discussion and Analysis section under the heading “Timing of Equity Grants” on page 22 above.

(4)	Mr. Giles’s restricted stock award on December 5, 2006 vests ratably over four years on each anniversary of the grant date.

(5)	Mr. Zager’s restricted stock award on August 3, 2006 was granted pursuant to the terms of the Company’s annual incentive compensation plan. Mr. Zager elected to have 50% of his 2006 annual incentive bonus paid in common stock. See the discussion of this program in the Compensation Discussion and Analysis section under the heading “Annual Incentive Compensation” on page 20 above. Upon Mr. Zager’s resignation from the Company effective June 22, 2007, these shares of restricted stock were forfeited.

Outstanding Equity Awards at Fiscal Year-End Table

Fiscal 2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
									Equity	Equity Incentive
									Incentive	Plan Awards:
				Equity					Plan	Market or
				Incentive Plan					Awards:	Payout
				Awards:				Market	Number of	Value of
	Number of	Number of		Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities		Securities			Shares or	Shares of	Shares, Units	Shares,
	Underlying	Underlying		Underlying			Units of	Units of	or Other	Units or
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights That	Other Rights
	Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	That Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Marc Giles	66,667	33,333	(1)	—	6.85	7/1/2014	—	—	—	—
	50,000	—		—	7.06	12/4/2010	—	—	—	—
	—	50,000	(2)	—	13.97	12/5/2016	—	—	—	—
	—	41,515	(3)	—	12.69	12/6/2011	—	—	—	—
	—	33,300	(4)	—	9.89	3/16/2017	—	—	—	—
	—	—		—	—	—	16,000 (5)	223,520	—	—
Total	116,667	158,148		—	—	—	16,000	223,520	—	—
Jay Zager	66,667	33,333	(6)	—	6.41	2/28/2015	—	—	—	—
	5,000	10,000	(7)	—	9.45	12/6/2015	—	—	—	—
	—	40,000	(2)	—	13.97	12/5/2016	—	—	—	—
	—	—		—	—	—	1,761 (8)	27,172	—	—
Total	71,667	83,333		—	—	—	1,761	27,172	—	—
Bernard Demko	16,667	8,333	(9)	—	6.28	8/2/2014	—	—	—	—
	5,000	10,000	(7)	—	9.45	12/6/2015	—	—	—	—
	25,000	—		—	16.62	5/1/2007	—	—	—	—
	5,000	—		—	25.37	6/1/2008	—	—	—	—
	12,500	—		—	18.68	5/3/2009	—	—	—	—
	12,500	—		—	13.62	5/1/2010	—	—	—	—
	12,500	—		—	7.06	12/4/2010	—	—	—	—
	20,000	—		—	9.34	12/7/2011	—	—	—	—
	—	15,000	(2)	—	13.97	12/5/2016	—	—	—	—
Total	109,167	33,333		—	—	—	—	—	—	—
James Arthurs	10,000	5,000	(9)	—	6.28	8/2/2014	—	—	—	—
	6,667	13,333	(7)	—	9.45	12/6/2015	—	—	—	—
	6,666	—		—	16.62	5/1/2007	—	—	—	—
	5,322	—		—	23.43	12/3/2008	—	—	—	—
	8,000	—		—	18.68	5/3/2009	—	—	—	—
	5,444	—		—	23.93	7/8/2009	—	—	—	—
	7,500	—		—	13.62	5/1/2010	—	—	—	—
	5,500	—		—	7.06	12/4/2010	—	—	—	—
	5,000	—		—	9.34	12/7/2011	—	—	—	—
	20,000	—		—	3.35	6/18/2012	—	—	—	—
	—	20,000	(2)	—	13.97	12/5/2016	—	—	—	—
Total	80,099	38,333		—	—	—	—	—	—	—
Stephen Lovass	3,333	1,667	(1)	—	6.85	7/1/2014	—	—	—	—
	5,000	10,000	(7)	—	9.45	12/6/2015	—	—	—	—
	—	15,000	(2)	—	13.97	12/5/2016	—	—	—	—
Total	8,333	26,667		—	—	—	—	—	—	—

(1)	The portion of this stock option that was unvested as of April 30, 2007 vested on July 1, 2007.

(2)	This stock option vests in three equal installments beginning December 5, 2007. Messrs. Zager and Demko forfeited these options upon their resignations effective June 22, 2007 and July 18, 2007, respectively.

(3)	This stock option represents a reload stock option granted to Mr. Giles on December 22, 2006 upon his exercise of the original option. See also the Option Exercises and Stock Vested table immediately below. This option will vest in full on December 22, 2009, assuming Mr. Giles continues to hold the shares of common stock he received upon exercise of the original option for the full three-year vesting requirement.

(4)	This stock option represents a reload stock option granted to Mr. Giles on March 16, 2007 upon his exercise of the original option. See also the Option Exercises and Stock Vested table immediately below. This option will vest in full on March 16, 2010, assuming Mr. Giles continues to hold the shares of common stock he received upon exercise of the original option for the full three-year vesting requirement.

(5)	The shares of restricted stock will vest in four equal installments beginning December 5, 2007.

(6)	The unvested portion of this stock option was to vest on February 28, 2008. Mr. Zager forfeited the unvested portion of this option upon his resignation effective June 22, 2007.

(7)	The unvested portion of this stock option vests in equal installments on December 6, 2007 and 2008. Messrs. Zager and Demko forfeited the unvested portion of these options upon their resignations effective June 22, 2007 and July 18, 2007, respectively.

(8)	The shares of restricted stock were to vest in three equal installments beginning August 3, 2007. Mr. Zager forfeited these shares of restricted stock upon his resignation effective June 22, 2007.

(9)	The unvested portion of this stock option vested on August 2, 2007. Mr. Demko forfeited the unvested portion of this option upon his resignation effective July 18, 2007.

Option Exercises and Stock Vested Table

Fiscal 2007 Option Exercises and Stock Vested

	Option Awards			Stock Awards
	Number of			Number of
	Shares	Value		Shares
	Acquired on	Realized on		Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)(1)		Vesting (#)	on Vesting ($)(2)

Marc Giles	110,000	606,400	(3)	1,215	15,163
Jay Zager	—	—		—	—
Bernard Demko	25,000	247,000		—	—
James Arthurs	—	—		—	—
Stephen Lovass	12,000	101,920		—	—

(1)	Value realized is calculated by multiplying the number of shares acquired upon exercise by the difference between the fair market value of the Company’s common stock on the date of exercise minus the exercise price of the stock option.

(2)	Value realized is calculated by multiplying the number of shares by the fair market value of the Company’s common stock on the vesting date.

(3)	Mr. Giles’s exercise of stock options resulted in an automatic grant of additional stock options, based on the reload provision in his original grant. See the Outstanding Equity at Fiscal Year-End table immediately above. However, the shares acquired by Mr. Giles upon exercise of the original option grant must be held for three years in order for the reload option to vest in full. Thus, the value realized shown is in the form of shares of the Company’s common stock, rather than cash.

Pension Benefits Table

The Company maintains a tax-qualified, noncontributory pension plan for all U.S. employees who were hired prior to May 1, 2004. In addition, to provide additional retirement benefits to our more highly-paid executives in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans imposed by the Internal Revenue Code, the Company maintains a nonqualified Supplemental Employee Retirement Plan, or SERP. Benefits under the SERP are also provided by the Company on a noncontributory basis. Employees hired on or after May 1, 2004 are not eligible for the pension plan or SERP and are only entitled to participate in the Company’s 401(k) plan. Each of the named executive officers, other than Mr. Zager, who was hired after May 1, 2004, is eligible to participate in the qualified pension plan and SERP.

For each eligible named executive officer, benefits pursuant to the tax-qualified pension plan are generally based on the executive’s credited years of service and his “final average compensation.” “Final average compensation” is equal to the average of the executive’s base salary for the five consecutive calendar years during the last ten calendar years prior to termination or retirement, whichever occurs first, in which such average was the highest, multiplied by 1.5%, which is the annual benefit accrual rate. For 2006, the maximum compensation that could be taken into account for plan purposes pursuant to Internal Revenue Service regulations was $220,000, and the maximum annual benefit that could be accrued under the plan was $175,000. Benefits are then reduced by an offset for social security benefits. Thus, the formula for calculating the normal retirement pension benefit pursuant to the pension plan is as follows:

final average compensation × years of service × 1.5%

This result is then reduced by the named executive officer’s expected social security benefit, as follows:

social security benefit × years of service × 1.67%

Pension plan benefits are vested after five years of continued service with the Company. Each of the named executive officers participating in the pension plan, including Mr. Demko, has five years or more of continued service with the Company and thus are fully vested under the plan. In addition, pension plan benefits are actuarially reduced for participants who retire on or after age 55 (which constitutes early retirement). Mr. Arthurs is the only named executive officer eligible for early retirement pursuant to the pension plan. Upon early retirement, the plan provides that a participant would be entitled to his or her accrued benefit under the plan, reduced by 3% for each year (prorated for months) by which the commencement of benefit payments precedes his or her normal retirement date. However, the plan further provides that no actuarial reduction is to be made to the accrued benefits upon early retirement if the employee’s age and years of service total 85. Mr. Arthurs meets this threshold and thus may retire early pursuant to the pension plan with no reduction in benefits.

Pursuant to the SERP, each named executive officer is entitled to receive benefits equal to the benefits that would have been accrued under the tax-qualified pension plan if the maximum limitations on compensation that could be considered, and the annual benefit that could be accrued, under that plan did not apply, reduced by the amount of benefit actually accrued under the tax-qualified pension plan. Benefits under the SERP will be paid to each officer at the same time the officer elects, or is entitled, to receive his accrued benefits pursuant to the pension plan, and in the same form and manner as so elected by the officer.

Upon retirement at normal retirement age of 65, or upon disability prior to age 65 (in which case there would be no adjustment for early retirement), each named executive officer will generally be entitled to receive his accrued pension benefits in either (1) monthly payments for the life of the officer, or (2) a lump sum payment (provided that the officer’s vested benefit is at least $5,000 and less than $15,000), as elected by the named executive officer at the time of his application to receive pension benefits. In the event the benefits payable to a named executive officer do not exceed $5,000, the officer is required to receive such amount in a lump sum payment.

In the event of death prior to normal retirement age, if and only if the named executive officer is married at such time, the officer’s spouse is generally entitled to receive a reduced pre-retirement survivor annuity in the amounts set forth in the pension plan.

The table below illustrates the estimated present value of the accumulated benefit under these retirement plans. The value of each plan is designated separately. The calculation assumes that the named executive officer retires at age 65 (including for Mr. Arthurs since, although he is eligible for early retirement, he has an aggregate of 85 years in age in credited service and this is eligible to retire with no reduction in benefits), the normal retirement age as defined under the pension plan and SERP, and uses compensation levels as of April 30, 2007.

	Fiscal 2007 Pension Benefits
				Payments
		# of Years	Present Value	During
		Credited	of Accumulated	Last
Name	Plan Name	Service(1)	Benefit(2)	Fiscal Year

Marc Giles	Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan	6.5	$73,672	—
	Gerber Scientific, Inc. SERP	6.5	$138,564	—
Jay Zager	Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan	—	—	—
	Gerber Scientific, Inc. SERP	—	—	—
Bernard Demko(3)	Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan	22.916	$223,177	—
	Gerber Scientific, Inc. SERP	22.916	$124,388	—
James Arthurs	Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan	27	$635,392	—
	Gerber Scientific, Inc. SERP	27	$141,885	—
Stephen Lovass	Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan	6	$24,410	—
	Gerber Scientific, Inc. SERP	6	$1,649	—

(1)	Number of years of credited service is computed as of the same pension plan measurement date used for the Company’s financial statement reporting purposes with respect to the Company’s 2007 audited financial statements. The number of years of credited service for each named executive officer is equal to his actual years of service with the Company. The Company does not have a policy of granting extra years of credited service to its named executive officers or other participating employees generally.

(2)	Amounts represent the present value of the accumulated benefit under the qualified plan or SERP, as applicable, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2007 audited financial statements. For the assumptions relating to this valuation, see Note 11 to the Company’s 2007 audited financial statements, which are included in the annual report to shareholders that accompanies this Proxy Statement.

(3)	Pursuant to the terms of the pension plan and SERP, because Mr. Demko was fully vested in his pension benefits upon his resignation from the Company effective July 18, 2007, he will be entitled to receive his accrued benefits, as he so elects, upon reaching age 55 (subject to the actuarial deduction discussed in the narrative preceding the table), or upon reaching the normal retirement age of 65.

Potential Payments Upon Termination and Change in Control

Each of Messrs. Giles, Arthurs and Lovass is entitled to receive termination benefits that are not available to our employees generally. These benefits are provided pursuant to (1) our Severance Policy for Senior Officers, and (2) change in control agreements, as amended by the Company in August 2007. In addition, our equity plans provide for certain acceleration of unvested equity awards upon various termination events.

As disclosed in the Company’s current report on Form 8-K filed with the SEC on May 9, 2007, Mr. Zager resigned from the Company effective June 22, 2007. Mr. Zager did not receive any severance or termination payments other than those to which he was entitled as of the date of termination or as available generally to all of our employees. As disclosed in the Company’s current report on Form 8-K filed on May 11, 2007, as amended on Form 8-K/A filed on July 23, 2007, Mr. Demko resigned from the Company on May 9, 2007, effective on July 18, 2007. Upon his termination, Mr. Demko entered into a Separation Agreement with the Company, which is summarized below.

Messrs. Giles, Arthurs and Lovass

Severance Policy for Senior Executives

Pursuant to the severance policy, upon termination of the executive officer for any reason other than death, disability, retirement or by the Company for “cause” (as defined under “Change in Control Agreements” immediately below), each such officer is entitled to the following:

•	continuation of base salary, as in effect as of the termination date, for (1) 16 months, in the case of Mr. Giles, or (2) 12 months, in the case of Messrs. Arthurs and Lovass, payable in accordance with the Company’s normal payroll practices; and

•	continuation of health (medical and dental) insurance coverage for (1) 16 months, in the case of Mr. Giles, or (2) 12 months, in the case of Messrs. Arthurs and Lovass, and continued life insurance benefits for a period of 30 days following termination.

Notwithstanding the above, in the event the officer is entitled to payments or benefits pursuant to the change in control agreements, as discussed immediately below, the officer will not be entitled to any payments or benefits pursuant to the severance policy (i.e., the officer may not receive benefits pursuant to both the severance policy and the change in control agreements). In addition, the severance policy provides that if the officer obtains full-time employment with a company that is not a competitor of the Company, the officer will receive, in lieu of the above benefits, a lump sum payment in an amount equal to 50% of the remaining amount of base salary that would have been payable to the officer pursuant to the severance policy.

In order to receive the above termination benefits, the named executive officer must release the Company from any and all claims. In addition, the Company’s obligation to make the above payments, or make available the above benefits, will cease in the event the officer:

•	competes with the business of the Company;

•	discloses confidential information or data relating to the Company;

•	appropriates any such information or data for his own benefit;

•	solicits or hires any person who is, or has been in the prior six months, employed by the Company to leave the Company;

•	solicits or diverts the business of any customer or client, or any prospective customer or client, of the Company;

•	engages in any action that is determined by the Management Development and Compensation Committee to be detrimental to the Company and its shareholders; or

•	engages in full-time employment (other than with a company that is not a competitor of the Company, as discussed above).

Change in Control Agreements

Pursuant to severance agreements entered into with each of Messrs. Giles, Arthurs and Lovass in August 2007, each officer is entitled to the following upon termination of employment with the Company occurring within two years of a “change in control,” unless such termination is a result of death, disability, retirement, termination by the executive for other than “good reason” or by the Company for “cause” (each term as generally defined below):

•	a lump sum severance payment equal to (1) three times the sum of his base salary and annual incentive bonus payment in effect as of the termination date, in the case of Mr. Giles, or (2) 2.5 times the sum of his base salary and annual incentive bonus payment in effect as of the termination date, in the case of each of Messrs. Arthurs and Lovass;

•	a lump sum cash payment equal to (1) three monthly payments, in the case of Mr. Giles, or (2) 2.5 monthly payments, in the case of each of Messrs. Arthurs and Lovass, that would have been paid by the Company for the cost of all life insurance, health (medical and dental), accidental death and dismemberment and disability plans in which the executive was entitled to participate immediately prior to the date of termination; and

•	acceleration and full vesting of all unvested stock awards.

For purposes of the above severance payment, “annual incentive bonus payment in effect as of the termination date” means the target amount of the annual incentive bonus payment for the year in which the notice of termination is given. In addition, in the event any of the above payments would qualify as “excess parachute payments” pursuant to Section 280G of the Internal Revenue Code, the payments will be reduced accordingly so that no such payment constitutes an “excess parachute payment.”

Upon the executive’s termination for death, disability, retirement, for other than good reason or by the Company for cause, the executive is not entitled to any termination or severance benefits under the change in control agreements. The executive will be entitled, however, to the payments described immediately above, if any, pursuant to the severance agreements, as well as any applicable acceleration of outstanding equity awards, as described immediately below under “Equity Plans.”

In exchange for the above payments or benefits, pursuant to the severance agreements, each officer agreed that in the event of a “potential change in control” (as generally defined below), the officer would not voluntarily terminate his employment with the Company under the earlier to occur of (1) six months after the occurrence of the potential change in control, or (2) the occurrence of a change in control of the Company.

In addition, as a condition to receipt of the above termination benefits, the executive must sign a general release in favor of the Company which releases the Company from all future claims, as well as certifies the executive’s agreement to be bound by the confidentiality and noncompete provisions (for a period of one year following termination) required by the severance agreement. The executive’s compliance with the confidentiality provision, however, is not a requirement to his receipt of any severance payments.

The Company agreed to require any successor to the Company’s business to expressly assume the obligations of the severance agreements. In the event any such successor to the Company does not agree to assume the severance obligations and related payments, the executive is entitled to compensation from the Company in the same amount and on the same terms as he would be entitled under the severance agreements in the event of termination for good reason following a change in control.

Pursuant to the severance agreements, the following terms have the following meanings:

•	“Good reason” is generally defined to mean:

•	a material diminution in the nature and scope of the executive’s authority, duties or responsibilities from those applicable immediately prior to the change in control;

•	a reduction in the executive’s base salary from that provided immediately prior to the change in control;

•	a diminution in the executive’s eligibility to participate in compensation plans and employee benefits and perquisites which provided opportunities to receive overall compensation and benefits and perquisites from the greater of:

•	the opportunities provided by the Company for executives with comparable duties; or

•	the opportunities under any such plans and perquisites under which the executive was participating immediately prior to the change in control;

•	a change in the location of the executive’s principal place of employment by more than 50 miles from the location applicable immediately prior to the change in control;

•	a significant increase in the executive’s frequency or duration of business travel; or

•	a reasonable determination by the Board of Directors that, as a result of the change in control and change in circumstances thereafter significantly affecting the executive’s position, the executive is unable to exercise the authority, powers, functions or duties applicable to his position immediately prior to the change in control.

•	“Change in control” is generally defined to mean:

•	the Company merges or consolidates with another entity resulting in less than 50% ownership, or the Company sells or otherwise disposes of all or substantially all of its assets;

•	the shareholders of the Company adopt a plan of liquidation;

•	any person generally becomes the beneficial owner of 30% or more of the voting securities of the Company; or

•	as a result of any tender or exchange offer, merger or disposition of all or substantially all of the Company’s assets, the Directors of the Company, as of the date of the severance agreements (the “Incumbent Board”), cease to constitute a majority of the Board of Directors of the Company (with exception for Directors subsequently approved by three-fourths of the Incumbent Board).

•	“Potential change in control” is generally defined to mean:

•	the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control;

•	any person publicly announces an intention to take actions which, if consummated, would constitute a change in control; or

•	the Board of Directors adopts a resolution to the effect that, for purposes of the severance agreements, a change in control has occurred.

•	“Cause” is generally defined to mean the willful and continued failure by the executive to substantially perform his duties with the Company, or willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

Equity Plans

Each of Messrs. Giles, Arthurs and Lovass holds outstanding unvested stock options and/or restricted stock awards that are subject to acceleration upon the termination events described immediately below. These outstanding awards were issued pursuant to our (1) 2003 Employee Stock Option Plan, and (2) 2006 Omnibus Incentive Plan.

Pursuant to these plans, outstanding unvested stock options and shares of restricted stock held by the executives will accelerate and vest in full upon the executive’s termination due to death or disability, or upon a change in control of the Company (i.e., a “single trigger”). In addition, pursuant to the 2003 Employee Stock Option Plan only, the executive is entitled to an additional two years of accelerated vesting upon the executive’s retirement. The 2006 Omnibus Incentive Plan does not provide for acceleration of outstanding unvested equity awards upon retirement.

Estimated Payments

The table below sets forth the estimated payments to each of Messrs. Giles, Arthurs and Lovass upon the termination events described immediately above. The estimated payments are based on the assumption that the termination event occurred on April 30, 2007, the last day of our last fiscal year, and the stock price of our common stock was $10.01, the price of our common stock on April 30, 2007. The estimates below are based on these assumptions, as required by the rules of the Securities and Exchange Commission, while the actual amounts to be paid to each officer will be determinable only upon the actual termination event. In addition, the amounts set forth in the table below do not include any other payments that are available to our employees generally on a non-discriminatory basis.

Named		Change in Control	Acceleration of Equity
Executive Officer	Severance Policy(1)	Agreements(2)	Upon Retirement(3)

Marc Giles	$741,007	$2,788,969	$105,332	(4)
James Arthurs	$247,479	$859,624	$26,116	(5)
Stephen Lovass	$215,810	$704,977	$10,868	(6)

(1)	Amounts calculated based on each executive’s base salary as of April 30, 2007, or $545,000 for Mr. Giles, $243,000 for Mr. Arthurs, and $205,000 for Mr. Lovass. Amounts include continuation of health (medical and dental) and life insurance benefits for the periods described under “Severance Policy for Senior Executives” above as follows: $14,340 for Mr. Giles; $4,479 for Mr. Arthurs; and $10,810 for Mr. Lovass.

(2)	Represents amounts to be provided pursuant to each executive’s severance agreement. Amounts include (a) a lump sum severance payment, calculated based on each executive’s base salary as of April 30, 2007, or $545,000 for Mr. Giles, $243,000 for Mr. Arthurs, and $205,000 for Mr. Lovass, and each executive’s actual annual incentive bonus payment received for fiscal year 2007, or $282,038 for Mr. Giles, $83,835 for Mr. Arthurs and $59,450 for Mr. Lovass; (b) a lump sum payment equal to $38,367 for Mr. Giles, $16,420 for Mr. Arthurs and $32,984 for Mr. Lovass, reflecting the amount the Company would have paid for the cost of all life insurance, health (medical and dental), accidental death and dismemberment and disability plans in which the executive was entitled to participate as of April 30, 2007; and (c) the acceleration of all unvested stock awards held by each officer as of April 30, 2007, as follows: $269,488 for Mr. Giles; $26,116 for Mr. Arthurs; and $10,868 for Mr. Lovass. For stock options, amounts calculated are based on the difference between the option’s exercise price and the fair market value of our common stock on April 30, 2007, multiplied by the number of shares. For Mr. Giles’s restricted stock, the amount calculated is based on the number of shares multiplied by the fair market value of our common stock on April 30, 2007. For purposes of these equity acceleration estimates, we have not included outstanding unvested stock option awards pursuant to which the exercise price of the option exceeded the fair market value of our common stock on April 30, 2007, or $10.01 (i.e., the option is “underwater”). See the Outstanding Equity Awards at Fiscal Year-End table on page 27 above for information on these option awards.

(3)	Amounts in this column reflect the acceleration of equity awards upon retirement of the executive officer pursuant to our equity plans. As discussed under “Equity Plans” above, while our plans also provide for acceleration of outstanding unvested equity awards upon death or disability, or a change in control (i.e., a “single trigger”), we have included the estimated value of such acceleration, assuming the event occurred on April 30, 2007, in footnote 2 immediately above. Equity awards outstanding pursuant to our 2006 Omnibus Incentive Plan do not accelerate upon retirement. Pursuant to our 2003 Employee Stock Option Plan, the executives are entitled only to two additional years of vesting upon retirement. For stock options, amounts calculated are based on the difference between the option’s exercise price and the fair market value of our common stock on April 30, 2007, multiplied by the number of shares. For Mr. Giles’s restricted stock, the amount calculated is based on the number of shares multiplied by the fair market value of our common stock on April 30, 2007. For purposes of these estimates, we have not included outstanding unvested stock option awards pursuant to which the exercise price of the option exceeded the fair market value of our common stock on April 30, 2007, or $10.01 (i.e., the option is “underwater”). See the Outstanding Equity Awards at Fiscal Year-End table on page 27 above for information on these option awards.

(4)	Amount reflects the acceleration of 33,333 shares subject to an outstanding unvested stock option award held by Mr. Giles as of April 30, 2007.

(5)	Amount reflects the acceleration of vesting of stock options for (a) 5,000 shares, and (b) 13,333 shares, respectively, subject to outstanding unvested stock option awards held by Mr. Arthurs as of April 30, 2007.

(6)	Amount reflects the acceleration of vesting of stock options for (a) 1,667 shares, and (b) 10,000 shares, respectively, subject to outstanding unvested stock option awards held by Mr. Lovass as of April 30, 2007.

Mr. Demko

As discussed above, on May 9, 2007, Mr. Demko resigned from the Company, effective July 18, 2007. Pursuant to a separation agreement entered into between Mr. Demko and the Company, Mr. Demko received the following payments:

•	a lump sum payment equal to one year of Mr. Demko’s base salary in effect as of his date of termination, or $294,150;

•	back-pay in the amount of $30,547;

•	consulting fees in an amount equal to $20,500;

•	continuation of health, dental and life insurance coverage, pursuant to COBRA, beginning August 1, 2007 for a period of 12 months, unless Mr. Demko informs the Company that such payments are no longer required (which, as of July 18, 2007, equals approximately $13,759, assuming the full 12 months are covered); and

•	Mr. Demko’s annual incentive bonus for fiscal 2007, or $101,482.

In addition, each of the Company and Mr. Demko agreed to release the other party from any and all claims each may have against the other. In addition, Mr. Demko agreed to keep all Company information confidential and not to compete against the Company for a period of one-year following the effective date of his termination.

Compensation Committee Interlocks and Insider Participation

W. Jerry Vereen served as Chair and John R. Lord and Carole F. St. Mark served as members of the Management Development and Compensation Committee during fiscal 2007. No member of the Management Development and Compensation Committee during fiscal 2007 is or was an officer or other employee of the Company or any of its subsidiaries. No executive officer of the Company or any of its subsidiaries served as a member of the compensation committee or committee performing similar functions, or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board or Management Development and Compensation Committee during fiscal 2007.

Equity Compensation Plan Information

The table below provides information relating to the Company’s equity compensation plans as of April 30, 2007. As of that date, the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan, the Gerber Scientific, Inc. Non-Employee Director’s Stock Grant Plan and the Agreement for Deferment of Director Fees were the three equity compensation plans of the Company that were in effect and pursuant to which the Company may make future awards. In addition, options to purchase common stock and restricted stock awards remained outstanding as of that date under the Gerber Scientific, Inc. 1992 Employee Stock Plan, the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan, the Gerber Scientific, Inc. 2003 Employee Stock Option Plan and the Gerber Scientific, Inc. 2005-2006 Executive Annual Incentive Bonus Plan. All of the foregoing plans were approved by the Company’s shareholders.

Number of securities
remaining available
	Number of securities			for future issuance
	to be issued upon the		Weighted-average	under equity
	exercise of outstanding		exercise price of	compensation plans
	options, warrants and		outstanding options,	(excluding securities
Plan Category	rights (#)		warrants and rights($)	in column(a)) (#)
	(a)		(b)	(c)

Equity compensation plans approved by shareholders	2,546,000	(1)	11.83	1,008,269	(2)

(1)	Excludes 8,250 shares of restricted stock outstanding under the Gerber Scientific, Inc. 2003 Employee Stock Option Plan and 37,939 shares of restricted stock outstanding under the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan as of April 30, 2007.

(2)	Represents 1,008,269 shares of common stock remaining available for issuance pursuant to awards under the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan. Up to 1,008,269 of the shares of common stock remaining available for issuance pursuant to awards under this plan may be issued pursuant to awards other than upon the exercise of an option, warrant or right.

Transactions With Related Parties

During fiscal year 2007, a company with which W. Jerry Vereen, a Director of the Company, is affiliated purchased goods from the Company for a total purchase price of $116,000 in transactions that were in the ordinary course of business.

The Board has vested in the Audit and Finance Committee the responsibility for reviewing and approving the Company’s transactions with its Directors and officers and with other entities that employ directors, as well as any other material related-party transactions. Transactions involving executive compensation are subject to oversight and approval by the Management Development and Compensation Committee. The Nominating and Corporate Governance Committee is charged with considering questions of possible conflicts of interest of Board members and the Company’s executive officers.

In reviewing a related-party transaction, the Audit and Finance Committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Other than the transaction described above, which was approved by the Audit and Finance Committee, there are no transactions to report for fiscal 2007.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board currently consists of five members: Edward G. Jepsen, who serves as Chair, Randall D. Ledford, John R. Lord, A. Robert Towbin, and W. Jerry Vereen. Each member of the committee is “independent” under the rules of the New York Stock Exchange as currently in effect. In addition, the Board has determined that each of the committee members is financially literate and that Edward

G. Jepsen qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Committee operates under a written charter. The Committee reviews and evaluates its charter at least annually and reports and makes recommendations to the Board with respect to any amendments or modifications of the charter. The charter was last amended in June 2004 to address legislative and regulatory requirements.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States, and the design and operation of the Company’s system of internal controls and procedures to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards in the United States and issuing a report on such financial statements and internal control. The Committee’s responsibility is, in an oversight role, to monitor, oversee and review these processes.

In connection with the Committee’s responsibilities, the Committee reviewed the Company’s audited financial statements for the fiscal year ended April 30, 2007 and discussed these financial statements and the assessment of internal control over financial reporting with the Company’s management and the independent registered public accounting firm.

The Committee also reviewed and discussed with the Company’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended (Communication with Audit Committees).

The Committee discussed with PricewaterhouseCoopers the matters required to be discussed by the New York Stock Exchange, the Securities and Exchange Commission, the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants. In addition, PricewaterhouseCoopers provided the Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Committee discussed with the Company’s independent registered public accounting firm the independence of such firm, a discussion that encompassed, among other things, whether the independent registered public accounting firm’s provision of non-audit-related services to the Company is compatible with maintaining the firm’s independence.

Based upon the reviews and discussions with management and the independent registered public accounting firm referred to above, and the receipt of an unqualified opinion from PricewaterhouseCoopers dated July 9, 2007, the Committee recommended to the Board that the financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit and Finance Committee

Edward G. Jepsen (Chair)
Randall D. Ledford
John R. Lord
A. Robert Towbin
W. Jerry Vereen

AGENDA ITEM 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, or PwC, served as Gerber Scientific’s independent registered public accounting firm for fiscal 2007 and has been appointed as the Company’s independent registered public accounting firm for fiscal 2008. The Board is submitting this appointment for shareholder ratification at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

Our governing documents do not require that the shareholders ratify the appointment of PwC as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If our shareholders do not ratify the appointment, the Audit and Finance Committee will reconsider whether to retain PwC, but may retain PwC as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit and Finance Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

The Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

Dismissal of KPMG LLP

On August 25, 2005, the Audit and Finance Committee dismissed KPMG LLP, or KPMG, as the Company’s independent registered public accounting firm.

The audit reports of KPMG on the consolidated financial statements of the Company as of and for the fiscal year ended April 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2005, and the effectiveness of internal control over financial reporting as of April 30, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal year ended April 30, 2005 and during the subsequent interim period through August 25, 2005, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG would have caused KPMG to make reference thereto in its reports on the financial statements of the Company for such fiscal years.

None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC occurred within the Company’s fiscal year ended April 30, 2005 or the subsequent interim period through August 25, 2005.

Fees

The following table sets forth the aggregate fees for services rendered by PwC to the Company for fiscal 2007 and 2006 and by KPMG to the Company for fiscal 2006:

	PwC 2007	PwC 2006		KPMG 2006

Audit services	$2,657,893	$2,825,471	(1)	$147,128
Audit-related services	—	60,000		4,500
Tax services	419,000	138,872		198,000
All other fees	7,302	1,500		—

Total	$3,084,195	$3,025,843		$349,628

(1)	The 2006 “audit services” fees originally reported in the fiscal year 2006 Proxy Statement increased by $265,500 due to a final billing from PwC related to incremental efforts in completing their audit procedures performed in connection with their 2006 audit of the Company’s consolidated financial statements that were not finalized and billed until August 2007. Additionally, these fees include $62,093 related to expenses incurred and billed by PWC for the fiscal year 2006 audit which were not included in the fees originally reported.

The Audit and Finance Committee of the Board has considered whether the services provided by PwC, other than audit and audit-related services, were compatible with maintaining PwC’s independence.

Audit Services.  The audit fees shown above were incurred principally for services rendered in connection with the audit of the Company’s consolidated financial statements and internal control over financial reporting and associated filings with the SEC and other U.S. and foreign regulatory agencies.

Audit-Related Services.  Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms. The audit-related fees shown above for the 2006 fiscal year were incurred in connection with audits of the Company’s employee benefit plans.

Tax Services.  Tax services include services performed by the tax departments of PwC and KPMG, except those services related to audits. The tax fees shown above were incurred in connection with assistance in the preparation of certain of the Company’s international subsidiary tax returns and corporate tax planning and advisory services.

All Other Fees.  Amounts shown as “all other fees” primarily represent licensing fees for the use of proprietary software of PwC.

Pre-Approval Policy

The Audit and Finance Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Non-audit services include audit-related, tax and other services.

In June 2004, the Audit and Finance Committee established a policy that provides for the general pre-approval of specific types of services. Pre-approval under this policy is generally provided for up to one year, is detailed as to the particular services or categories of services that are pre-approved, and specifies fee limits for each service or category of service. The independent registered public accounting firm and management are required to report periodically to the Audit and Finance Committee regarding the services provided by, and fees payable to, the independent registered public accounting firm in accordance with this pre-approval.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the general pre-approval. In those instances, the pre-approval policy requires specific pre-approval before engaging such firm. In accordance with the policy, the Audit and Finance Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between committee meetings. The Chairman must report any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

All services provided to the Company by PwC during fiscal 2007 were pre-approved by the Audit and Finance Committee in accordance with this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who beneficially own more than 10% of the common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to the Company for 2007 or written representations that no other reports were required, the Company believes that, except as described below, the Company’s Section 16(a) reporting persons complied with all filing requirements for fiscal 2007. In fiscal 2007, due to an administrative oversight, Gregory A. Wolf, an executive officer, did not file on a timely basis one report with respect to three transactions involving a total of 3,333 shares of common stock, and Bernard J. Demko, an executive officer, did not file on a timely basis one report with respect to three transactions involving a total of 25,000 shares of common stock.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2008

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, in order for such proposal to be included in the Proxy Statement for the Company’s Annual Meeting of Shareholders in 2008, must be received by the Corporate Secretary of the Company at the Company’s principal office in South Windsor, Connecticut, no later than April 15, 2008. The submission by a shareholder of a proposal for inclusion in the Proxy Statement is subject to regulation by the SEC.

Written notice of proposals of shareholders to be considered at the Annual Meeting of Shareholders in 2007 without inclusion in next year’s Proxy Statement must be received on or before June 29, 2008, in order to be considered timely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934. If a notice is received after June 29, 2008, such notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the Proxy Statement. Proposals should be addressed to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.

OTHER MATTERS

Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

William V. Grickis, Jr.
Secretary

South Windsor, Connecticut
Dated: August 13, 2007

APPENDIX A

GERBER SCIENTIFIC, INC.

83 GERBER ROAD
SOUTH WINDSOR, CONNECTICUT 06074

Directions to Corporate Headquarters of Gerber Scientific, Inc.

From New York City and Southern Connecticut

Follow I-95 or Hutchinson River Pkwy/Merritt Pkwy north to I-91. Continue north on I-91. As you approach Hartford, exit to the right onto I-84 East (Exit 29). Follow I-84 East to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.

From Massachusetts

Follow Interstate 90 to Interstate 84. Follow I-84 South/West into Connecticut to Exit 64. Turn left off ramp onto Kelly Road. Turn left onto Gerber Road. Follow signs for parking.

From New York State and Western Connecticut

Follow Routes 44/202, 7 or 8 to Interstate 84 East. Continue on I-84 East through Hartford to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
GERBER SCIENTIFIC, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON THURSDAY, SEPTEMBER 20, 2007
P R O X Y
The undersigned shareholder(s) of Gerber Scientific, Inc. hereby appoint(s) Marc T. Giles and William V. Grickis, Jr., and each of them, with full and individual power of substitution, proxies and attorneys, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Gerber Scientific, Inc. which the undersigned shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of Gerber Scientific, Inc., to be held at the Corporate Headquarters of Gerber Scientific, Inc., 83
Road West, South Windsor, Connecticut 06074, on Thursday, September 20, 2007 at 2:30 p.m., local time, and any adjournment or postponement thereof, as indicated on the reverse side, with all powers which the undersigned shareholder(s) would possess if personally present.
Unless otherwise specified, this Proxy will be voted “FOR” proposals 1 and 2. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.
(TO BE SIGNED, DATED, AND VOTED ON REVERSE SIDE.)

GERBER SCIENTIFIC, INC. OFFERS SHAREHOLDERS OF RECORD THREE WAYS TO VOTE YOUR PROXY
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.
TELEPHONE VOTING INTERNET VOTING VOTING BY MAIL
This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE Visit the Internet 1-800-786-8302. Have voting website at Simply sign and date this proxy card http://proxy.georgeson your proxy card and ready, then follow .com. Have this proxy return it in the the prerecorded card ready and follow postage-paid envelope instructions. Your the instructions on to Georgeson, Inc., vote will be your screen. You will Wall Street Station, confirmed and cast as incur only your usual P.O. Box 1100, New you have directed. Internet charges. York, NY 10269-0646. Available 24 hours a Available 24 hours a If you are voting by day, 7 days a week day, 7 days a week telephone or the until 5:00 p.m. local until 5:00 p.m. local Internet, please do time on September 19, time on September 19, not mail your proxy 2007. 2007. card. —— —
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
Please mark votes as in this example.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1 and FOR Proposal 2.
1. ELECTION OF FOR each of the WITHHOLD AUTHORITY 2. PROPOSAL TO RATIFY FOR AGAINST ABSTAIN DIRECTORS: Donald nominees listed at to vote for each of the appointment of P. Aiken; Marc T. left (except as the nominees listed PricewaterhouseCoope Giles; Edward G. marked to the at left rs LLP as the Jepsen; Randall D. contrary below) Company’s Ledford; John R. independent Lord; Carole F. St. registered public Mark; and W. Jerry accounting firm for Vereen. the 2008 fiscal year
(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated August 13, 2007. Date ........................... , 2007
Signature(s)
Please date and sign exactly as name(s) appear on Proxy. Joint owners should both sign. Executors, Administrators, Trustees, etc. should so indicate when signing. Corporations should show full corporate name and title of signing officer. Partnerships should show full partnership name and be signed by an authorized person.